PERINI CORPORATION
                           AMENDED AND RESTATED (1997)
                       GENERAL INCENTIVE COMPENSATION PLAN


1.       PURPOSE

         This incentive plan is designed to encourage profitable performance at the corporate level and real estate business unit level and to reward and recognize those who directly affect and contribute to the achievement of targeted profits and cash flow levels. It is anticipated that by tying incremental compensation to operating performance over which the Participants have a substantial degree of influence, the Plan will promote higher levels of productivity and substantial additional profit and cash flow for the Company's stockholders.

         In order to accomplish the objective of increased productivity, corporate profitability and cash flow, the Plan has been designed to meet the following criteria:

         - That there be a bonus available to key executives at the corporate Executive and staff levels or real estate business unit staff levels that is directly related to overall corporate or real estate business unit profitability and cash flow.

         - That the total bonus payable to managers with responsibilities at more than one level would depend on the profitability of each level.

         - That outstanding achievement will result in outstanding reward, subject to overall Plan limitations.

2.       DEFINITIONS

         For Plan purposes, except where the context otherwise indicates, the following terms shall have the meanings which follow:


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         "Base  Salary"  shall mean the annual base salary of a  Participant  as reported on such Participant's W-2 Form, inclusive of a "gross up" for 401K and group insurance deductions but exclusive of overtime compensation, housing or travel allowances, bonuses, deferred compensation or other special compensation of any kind.

         "Beneficiary" shall mean the person or persons, who may be designated by a Participant from time to time in writing to the Committee, and who shall receive the Bonus, if the Participant dies.

         "Board" shall mean the Board of Directors of the Company.

         "Bonus" shall mean Stock issued or cash paid to a Participant.

         "Business Unit Participant" shall mean an individual designated by the CEO with the approval of the Committee. Such individual shall be a participant at the real estate business unit level of the Company. "Bonus Period" shall mean a period, generally a fiscal year, over which performance will be measured as determined by the Committee. "CEO" shall mean the Chief Executive Officer of the Company. "Committee" shall mean the Compensation Committee, or such other Committee of the Board, which shall be designated by the Board to administer the Plan. The Committee shall be composed of such number of directors as from time to time are appointed to serve by the Board. Each member of the Committee, while serving as such, shall also be a member of the Board and shall be a disinterested person within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. "Company or Corporation" shall mean Perini Corporation and its consolidated subsidiaries. "Corporate Participant" shall mean an individual designated as a participant

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hereunder by the CEO with the approval of the Committee.  Such individual  shall be a participant at the corporate level of the Company.

         "Fair Market Value" shall mean, with respect to any given Payment Date, the greater of (i) the closing sale price of the Company's Common Stock, $1.00 par value, as reported by the American Stock Exchange Composite Tape the day prior to the Payment Date; and (ii) the unweighted average of the daily closing sale price for the five (5) consecutive business days immediately preceding Payment Date.

              "Payment Date" shall mean the date in any year the Bonus is paid to the Participant with respect to performance during the prior year, which will generally be on or before April 14 of the year following the Bonus Period in which the Bonus is earned.

         "Performance Goal" shall mean such Bonus Period objective or objectives for such Participants as determined by the Committee. With respect to Corporate Participants, such objective or objectives shall be, a minimum earnings per share result, cash flow and/or such other performance indicators of the Company's results during a Bonus Period. With respect to Business Unit Participants, such objective or objectives shall be Business Unit Pretax Profit, Cash Flow and/or such other performance indicators of the Business Unit's results during a Bonus Period.

         "Plan" shall mean the Perini Corporation Amended and Restated (1997) General Incentive Compensation Plan as set forth herein and as amended from time to time.

         "Pretax Business Unit Profit" shall mean the contribution to corporate earnings after deduction for all business unit expenses, including, without limitation, general and administrative expenses (including general and administrative expenses allocated from "in-house" service departments), interest income or expense (including imputed interest), 401K plan expenses, and bonuses under the Company's Incentive

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Compensation Plans, but prior to provision for taxes.

         "Pretax Earnings" shall mean pretax earnings of the Corporation after Bonuses for Corporate and Business Unit Performance, unless otherwise defined.

         "Return on Equity" shall mean the amount earned on beginning stockholders' equity. "Stock" shall mean the common stock of the Corporation having a par value of $1.00 per share. 3. ADMINISTRATION (a) The Compensation Committee, or such other Committee of the Board of Directors designated by the Board, shall administer the Plan. The administration of the Plan shall include the power to: (i) approve Participants participation in the Plan, (ii) establish Performance Goals, (iii) determine if and when any Bonuses shall be paid, (iv) pay out any Bonuses, in cash or Stock or a combination thereof, as the Committee shall determine from year to year, (v), determine the amount, which may be calculated utilizing the allocations established in accordance with Sections 6 and 7 hereof, and form of the Bonus, and if deemed appropriate to adjust targets or payments to reflect special achievements for which no bonus would, by strictest adherence to the plan, be due or to adjust actual results to be used for bonus performance measures in the event of one-time-only or unusual charges or additions to earnings such as special write-offs or extraordinary gains, (vi) impose, and change from time to time, the maximum amounts or percentages payable under the Plan, (vii) construe and interpret the Plan, and (viii) establish rules and regulations and to perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan. Any decision made, or action taken, by the

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Committee,  arising  out of,  or in  connection  with,  the  interpretation  and administration of the Plan shall be final and conclusive.

         (b) Until such time as the Committee makes a determination to make payment of the incentive compensation hereunder with respect to the actual results compared to the Performance Goals for the immediately preceding Bonus Period, no Participant shall have any vested right to receive any amount which might be calculated as payable pursuant to the Plan. Furthermore, for any Bonus Period and up until the Payment Date, the Committee may cancel any Bonuses awarded under the Plan if a Participant conducts oneself in a manner which the Committee determines to be inimical to the best interests of the Company.

4.        ELIGIBILITY

         (a) Eligibility to participate under the Plan is limited to individuals who are executives, managers and key employees of the Company whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Company; (ii) have major responsibility in the control of the corporate assets; and (iii) provide critical staff support necessary to enhance operating profitability.

         (b) Eligibility and designated levels of participation will be determined by the CEO subject to Committee approval. Such eligibility and level of participation may be revised and updated from time to time up until July 31 of the Bonus Period, and thereafter only for unusual circumstance. The fixing of eligibility and level of participation shall not create any vested right in any participant to receive a bonus hereunder.

         (c) A Participant may have responsibilities at more than one level and therefore

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qualify to receive a bonus, if any, based on the performance of such other level or levels. The Committee, as it deems fair and equitable in its sole discretion, shall apportion such Participant's Base Salary between such pools for purposes of determining such Participant's Bonus allocation.

         (d) Eligible Participants who are transferred during the Bonus Period may have their Bonuses pro-rated, based on their normal Base Salary charged to such corporate, business unit or other level within the Company during such Bonus Period.

5.       RESERVATION OF STOCK FOR ISSUANCE

         After  the end of each  Bonus  Period  but  prior to the  Payment  Date applicable for such Bonus Period, the Board shall reserve for issuance, from authorized but unissued Stock or reacquired shares of Stock held in Treasury, such number of shares of Stock sufficient to pay that portion, if any, of the Bonus to be paid in Stock under the Plan as may be determined for such year in accordance with subsection 3 (a) (iv) hereof for the immediately preceding Bonus Period; provided, however, the aggregate number of shares of Stock issued and reserved for issuance under the Plan shall not violate the rules or regulations of any stock exchange (including but not limited to any rule requiring stockholder approval for the issuance of Stock hereunder) on which the Stock is listed or any governmental authority having jurisdiction thereunder. 6. ESTABLISHMENT AND ALLOCATION OF THE BONUS POOL (CORPORATE) For each Bonus Period, the pool established for the determination of bonuses (the "Bonus Pool") is a function of (i) the goals established, (ii) levels of achievement, (iii) base salary of participants and (iv) individuals(s) bonus limits(s) assigned to participant(s) expressed as a percentage of base salary.


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         At the  beginning of the Bonus  Period,  the CEO will  recommend to the
Committee (1) certain  goals,  generally  financial,  to be achieved  during the
current  fiscal  year,  (ii)  a  list  of   participants   and  (iii)  level  of
participation expressed as the maximum percentage of Base Compensation that could be earned as a bonus assuming 100% achievement of each goal. The individual levels of participation (or bonus limits) are as follows:

         Executive Management - up to 100% of Base Salary
         Corporate Officers - up to 45% of Base Salary
         Corporate Staff - up to 30% of Base Salary

From the above information, the maximum bonus can be calculated assuming all goals are achieved at the 100% level.

         Eligible bonuses for levels of achievement less than 100% can be summarized below:

                  Actual Target                      Percentage Payout
                Achievement Level                    of Maximum Bonus

                       <80%                                 --
                     80 - 84%                               40%
                     85 - 89%                               75%
                     90 - 100%                             100%

         Percentage payout of Maximum Bonus is not subject to interpolation. In the event of multiple goals, the achievement of one could still result in a partial bonus depending on the weighting of each objective and the actual target level of achievement.

         Example:

         (1)    Corporate Profit Target:      $25     (Basis for 60% of Bonus)
                Corporate Profit Actual:       20
                           %                   80

         (2)    Corporate Cash Flow Target:   $10     (Basis for 40% of Bonus)
                Corporate Cash Flow Actual:     9
                           %                   90

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         A person  with a potential  bonus of 100% of salary  would get 64.00% x
100.00% or 64.0% of salary as bonus based as follows:

Corporate Profit           60% x 40% =      24.00%   (80-84%=40%)

Corporate Cash Flow        40% x 100%=      40.00%   (>90% = 100%)
                                            ------

       TOTAL                                64.00%

7.       ESTABLISHMENT   AND   ALLOCATION   OF  BONUS  POOL  (REAL  ESTATE)

         The establishment of the Bonus Pool for Participants from the Real Estate business unit and the allocation of the Bonus Pool to the Participants can be calculated similar to the Corporate Participants as described above in
Section 6 or in accordance with the overall concepts described in the Construction Business Unit Plan dated December 14, 1995. 8. PAYMENT OF BONUSES
(a) If approved by the Committee, payment of the cash portion of any Bonus under the Plan shall be made on the Payment Date. Bonuses may be paid in cash or Stock or any percentage of cash and Stock as the Committee shall determine in its sole discretion. (b) If any portion of the Bonus is to be paid in Stock, on the Payment Date, or as soon thereafter as practical, the Participant shall be issued a certificate registered in his or her name, for the number of shares of Stock which would result by dividing the dollar value of that portion of the Participant's Bonus to be received in Stock by the Fair Market Value with respect to the Payment Date. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares.


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9.       TERMINATION OF EMPLOYMENT

         In the event a Participant ceases to be employed by the Company :

         (a) Due to normal retirement, or early retirement with Committee consent, under a formal plan or policy of the Company, or total and permanent disability, as determined by the Committee, or death, a Participant's eligibility, pro rata, shall continue to remain in effect for the duration of the applicable Bonus Period. In the event of such a termination of employment, the Participant, or her or his Beneficiary, on the Payment Date, shall receive the Participant's pro rated Bonus for the applicable Bonus Period.

         (b) In the event that a Participant shall cease to be an employee of the Company upon the occurrence of any other event, the Participant's eligibility under the Plan shall be canceled and terminated forthwith, and no Bonuses shall be payable under the Plan except as and to the extent the Committee may determine otherwise.

         (c) For purposes of the preceding, it shall not be considered a termination of employment when a Participant is placed by the Company on military or sick leave or such other type of leave of absence, for a period of six months or less, which is considered as continuing intact the employment relationship of the Participant. For any such leave extending beyond six months, the Committee shall decide whether and when there has been a termination of employment.

10.       ADJUSTMENTS

         If there shall be any change in the Stock subject to the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares subject to the Plan to reflect such changes,

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if and to the extent determined by the Committee, whose determination shall be conclusive.

11.      AMENDMENT AND TERMINATION OF PLAN

         The Board may, at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Company.

12.      GOVERNMENT AND OTHER REGULATIONS

         The obligation of the Company to issue, or transfer and deliver shares for Bonuses under the Plan shall be subject to all applicable laws, regulations, rules and orders which shall then be in effect.

13.      UNFUNDED PLAN

         The Plan, insofar as it provides for payments, shall be unfunded and the Company shall not be required to segregate any assets which may at any time be subject to Bonuses under the Plan. Any liability of the Company to any person with respect to any award under this Plan shall be based solely upon any contractual obligations which may be created under this Plan.

14.      MISCELLANEOUS PROVISIONS

         (a) Right to Continued Employment: No person shall have any claim or right to be granted a Bonus under the Plan, and the grant of a Bonus under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Company and the Company expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan.

         (b) Non-Transferability: Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and

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no right or interest of any Participant  shall be liable for, or subject to, any lien, obligation or liability of such Participant.

         (c) Withholding Taxes: The Company shall have the right to withhold from cash payments sufficient amounts to cover tax withholding for income and employment taxes, and if the amount of cash payment is insufficient, the Company may require the Participant to pay to it the balance required to be withheld. Likewise, the Company may require a payment to cover applicable withholding for income and employment taxes in the event any part of the Bonus is paid in Stock.

         (d) Plan Expenses: Any expenses of administering this Plan shall be borne by the Company.

         (e) Legal Considerations: No persons, including a Participant, or his or her Beneficiary, shall have any claim or right to the payment of an award, if, in the opinion of counsel for the Company, such payment does not comply with legal requirements, or is opposed to governmental public policy.

         (f) Other Plans: Nothing contained herein shall prevent the Company from establishing other incentive and benefit plans in which Participants in the Plan may also participate. However, any amounts paid to a Participant with respect to Bonuses under the Plan shall not affect the level of benefits provided to or received by any Participant (or his or her estate or Beneficiary) as part of any other employee benefit plan of the Company.

         (g) No Warranty of Tax Effect: No opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Bonuses.

         (h) Construction of Plan: The place of administration of the Plan shall be in the Commonwealth of Massachusetts, and the validity, construction, interpretation,

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administration  and  effect of the Plan and of its rules  and  regulations,  and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Massachusetts.

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